Exhibit 3.08


                        CERTIFICATE OF DESIGNATIONS OF
                SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                      OF
                           THE STANDISH CARE COMPANY

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                    Pursuant to Section 151 of the General
                   Corporation Law of the State of Delaware

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      The Standish Care Company (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

      FIRST: That pursuant to authority conferred upon the Board of Directors of the Corporation by its Restated Certificate of Incorporation, as heretofore amended, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, acting at a meeting duly called and held on July 29, 1996, adopted the following resolution which remains in full force and effect as of the date hereof:

      RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by Article FIFTH of the Restated Certificate of Incorporation of the Corporation, as amended, and pursuant to
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors hereby creates and establishes and authorizes the issuance of a series of Preferred Stock of the Corporation, such series to consist of 100 shares of the Corporation's authorized and unissued Remaining Preferred Stock, each share having a par value of $.01, and the Board of Directors hereby fixes the designation of such series and hereby determines the powers, preferences rights, qualifications, limitations and restrictions of such series as follows:

      1. Designation and Number. The designation of the one series of Remaining Preferred Stock fixed by this resolution shall be "Series B Cumulative Convertible Preferred Stock" (hereinafter referred to as the "Series B Convertible Preferred Stock") and the number of shares constituting such series shall be 100. Any capitalized term not otherwise defined herein but which is defined in said Article FIFTH shall have the meaning ascribed thereto in said Article FIFTH.

      2. Rank. The Series B Convertible Preferred Stock shall rank: (i) prior to all of the Corporation's Common Stock, par value $.01 per share ("Common Stock"); (ii) prior to (x) any other class


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of the Corporation's common stock hereafter authorized, (y) any other class of the Corporation's stock hereafter authorized, however designated, that has the right (subject to any prior right of any class or series of Remaining Preferred Stock) to dividends or to participate in any distribution to stockholders of the assets upon voluntary or involuntary liquidation, dissolution or winding up or of the earnings of the Corporation without limit as to per-share amount, and (z) any other class or series of capital stock of the Corporation hereafter created either specifically ranking by its terms junior to the Series B Convertible Preferred Stock or not specifically ranking by its terms senior to or on parity with Series B Convertible Preferred Stock (collectively with the Common Stock, "Junior Securities"); (iii) subject to the provisions of subparagraph 4(ii) hereof, on parity with any Remaining Preferred Stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Convertible Preferred Stock ("Parity Securities"); and (iv) subject to the provisions of subparagraph 4(ii) hereof, junior to (x) the Corporation's Series A Cumulative Convertible Preferred Stock heretofore created, established and authorized by the Board of Directors, acting by unanimous written consent dated August 30, 1993, a Certificate of Designation for which was heretofore filed with the Secretary of State of the State of Delaware on August 31, 1993 (the "Series A Convertible Preferred Stock") and any Remaining Preferred Stock of the Corporation hereafter created specifically ranking by its terms senior to the Series B Convertible Preferred Stock ("Senior Securities"), in each case, as to payment of dividends or as to distributions of assets to stockholders upon liquidation, dissolution or winding up of the Corporation or otherwise, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

      3.    Dividends.

      (i) The dividend rate of the Series B Convertible Preferred Stock shall be computed at a rate of $1,400.00 per share per annum, as adjusted for stock splits, stock dividends, recapitalizations, reclassifications and similar events, from the date of issuance of the Series B Convertible Preferred Stock. Dividends shall be payable quarterly in arrears out of funds legally available as proscribed by statute on September 30, December 31, March 31 and June 30 of each year, commencing December 31, 1996 (each, a "Series B Dividend Payment Date"). Dividends on shares of Series B Convertible Preferred Stock shall be cumulative and shall accrue (whether or not declared), without interest, from the first day of the quarterly period in which such dividend may be payable as herein provided, except with respect to the first quarterly dividend after the date of issuance which shall accrue from the date of issuance of the Series B Convertible Preferred Stock. On each Series B Dividend Payment Date all dividends which shall have accrued on each share of Series B Convertible Preferred Stock outstanding on the applicable record date shall accumulate and be deemed to become "due." Any dividend which shall not be paid on the Series B Dividend Payment Date on which it shall become due


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shall be deemed to be "past due" (a "Cumulated Series B Dividend") until such
Cumulated Series B Dividend shall have been paid.

      (ii) The Board of Directors shall declare and pay current dividends out of funds legally available as proscribed by statute (after giving effect to the payment of all requisite dividends on Senior Securities). To the extent that the Board of Directors shall fail to pay dividends on the Series B Convertible Preferred Stock within 30 days of a Series B Dividend Payment Date (whether or not funds are legally available therefor), the Conversion Price (as defined in subparagraph 5(i) hereof) shall be adjusted as provided in subparagraph 5(i)(I) hereof. In addition in the event the Corporation shall fail. to pay dividends on the Series B Convertible Preferred Stock on four Series B Dividend Payment Dates, whether or not consecutively, the holders of the Series B Convertible Preferred Stock shall be entitled to the voting rights set forth in subparagraph 4(iii) hereof.

      (iii) In order to determine the holders of Series B Convertible Preferred Stock entitled to receive dividends, the Corporation shall fix a record date not more than 30 days prior to any Series B Dividend Payment Date. If Any such Series B Dividend Payment Date should fall on a day that is not a Business Day, then the Corporation shall pay the applicable dividend on the next succeeding Business Day. "Business Day" shall mean a day other than a Saturday, Sunday or other day on which any national securities exchange or quotation system on which the Common Stock of the Corporation is traded or quoted is authorized or required by law to close.

      (iv) The Corporation shall not: (A) pay or declare and set apart for payment any dividends or Distributions on any of the Corporation's Junior Securities, other than dividends payable in the form of additional shares of the same Junior Security as that on which such dividend is declared or (B) redeem, purchase or otherwise acquire any shares of Junior Securities or any right, warrant or option to acquire any Junior Securities, unless full Cumulated Series B Dividends have been, or contemporaneously ore, paid or declared and set apart for such payment on the Series B Convertible Preferred Stock.

      (v) No full dividends shall be paid or declared and set apart for payment on any class or series of Parity Securities for any period unless full Cumulated Series B Dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Series B Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full Cumulated Series B Dividends. No full dividends shall be paid or declared and set apart for payment on the Series B Convertible Preferred Stock for any period unless full


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cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Securities, for all dividend periods terminating on or prior to the date of payment of such full Cumulated Series B Dividends. When dividends are not paid in full upon the Series B Convertible Preferred Stock and the Parity Securities, all dividends paid or declared and set apart for payment upon shares of Series B Convertible Preferred Stock and the Parity Securities shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series B Convertible Preferred Stock and the Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series B Convertible Preferred Stock and the Parity Securities bear to each other (without taking into account the dividends so paid and those so declared and set apart for payment).

      4.    Voting Rights.

      (i) Except as may otherwise be provided herein or as required by law the holders of the shares of Series B Convertible Preferred Stock ("Series B Holders") shall not be entitled to vote in respect of such shares.

      (ii) The affirmative vote, in person or by proxy, of the Series B Holders of 66 2/3% of the outstanding shares of the Series B Convertible Preferred Stock, voting as a single class, on a one-vote-per-share of Series B Convertible Preferred Stock basis, shall be necessary for the Corporation to: (a) amend, repeal or modify any provision of, or add any provision to, the Corporation's Restated Certificate of Incorporation if such action would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B Convertible Preferred Stock so as to affect the Series B Convertible Preferred Stock adversely; (b) authorize, create or issue any additional shares of Series B Convertible Preferred Stock, or authorize or create shares of any class or series of stock having any preference or priority as to dividends or any liquidation preference superior to or on a parity with any such preference or priority of the Series B Convertible Preferred Stock, or authorize, create or issue shares of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares of the Corporation having any such preference or priority or having rights similar to the Series B Convertible Preferred Stock; (c) reclassify the shares of Common Stock or any other Junior Securities into shares of Series B Convertible Preferred Stock or into Senior Securities or Parity Securities; (d) merge with or consolidate into any corporation, firm or entity, or sell, lease or otherwise dispose of all or substantially all of its assets unless the Corporation is the


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surviving entity; (e) authorize, create or issue any class or series of Senior
Securities; or (f) authorize, create or issue any class or series of Parity Securities; provided, however, that no such vote shall be required pursuant to clause (e) or (f) in the event the Corporation shall then have the right to redeem or purchase the Series B Convertible Preferred Stock and, prior to the date of issuance of such new class or series of Senior Securities or Parity Securities provision shall have been made for the redemption or purchase of all of the outstanding shares of Series B Convertible Preferred Stock and such redemption or purchase occurs on or prior to the date of issuance of such new series or class of Senior Securities or Parity Securities

      (iii) In the event the corporation shall fail to pay current dividends on the Series B Convertible Preferred Stock on four Series B Dividend Payment Dates, whether or not consecutively, the Series B Holders shall be entitled to vote, on a one-vote-per-share basis, with the holders of the Common Stock on all matters thereafter submitted to the Company's stockholders, including election of directors. The Series B Holders shall continue to be entitled to the foregoing right to vote notwithstanding the subsequent payment of any or all of such dividends.

      (iv) On all matters on which the Series B Convertible Preferred Stock is entitled to vote by law, the Series B Holders shall be entitled to vote per share of Series B Convertible Preferred Stock, voting separately as a single class.

      5.   Conversion Rights.

      (i) Each share of Series B Convertible Preferred Stock may be converted, at the option of each Series B Holder, at any time and from time to time, into fully-paid and non-assessable shares of Common Stock, provided, however, a Series B Holder's right to so convert shares of Series B Convertible Preferred Stock shall terminate as to shares thereof that are redeemed by the Corporation on the Redemption Date (as hereinafter defined) herefor as provided in and subject to the terms and conditions of subparagraph 7(iii) hereof. The number of shares of Common Stock to which the Series B Holder of each share of Series B Convertible Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the number of shares of Series B Convertible Preferred Stock to be converted by the Conversion Rate; in addition, the Series B Holder shall be entitled upon conversion to receive cash in an amount equal to all Cumulated Series B Dividends on each share of Series B Convertible Preferred Stock so converted, provided, there are funds legally available as proscribed by statute. To the extent the Corporation shall not have funds legally available to pay all such Cumulated Series B Dividends, the Corporation's obligation to make such payment shall be deferred


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until the first date on which the Corporation shall have funds legally available for all or a portion of such payment, which shall then be made in whole or in part, as the case may be, until such Cumulated Series B Dividends hall have been paid in full. The "Conversion Rate" shall be (A) $14,000.000 divided by (B) the Conversion Price (as hereinafter defined). The conversion price ("Conversion Price") shall be $4.16 and shall be adjusted from time to time as set forth in subsection (ii) hereof. The Corporation shall not issue fractional shares of Common Stock upon conversion of Series B Convertible Preferred Stock but, in lieu thereof, shall pay to a Series B Holder cash in an amount equal to such fraction multiplied by the Last Sale Price of the Common Stock on the trading day prior to the date on which the shares are converted. "Last Sale Price" shall mean the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations ("NASDAQ") National
Market System or Small Cap Market, as applicable, or if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such NASDAQ National Market System or Small Cap Market, as applicable, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.

      (ii) Procedure for Conversion. The Series B Convertible Preferred Stock shall be converted into Common Stock in the following manner:

      (A) Shares of Series B Convertible Preferred Stock received by the Corporation in exchange for Common Stock shall be retired and canceled and shall no longer be available for issuance.

      (B) A Series B Holder shall give notice to the Corporation by mail of its desire to convert all or a portion of the shares of Series B Convertible Preferred Stock owned by such Series B Holder. Such notice shall be accompanied by certificates, duly endorsed for conversion, evidencing the number of shares of Series B Convertible Preferred Stock such Series B Holder desires to convert, together with cash, if any, required by subparagraph 5(ii)(C) hereof. The Corporation will, as soon as practicable thereafter, deliver to such Series B Holder or to such Series B Holder's nominee or nominees, a certificate or certificates for the appropriate number of shares of Common Stock, together with cash, as provided in subparagraph 5(i), with respect to any fractional shares otherwise issuable upon conversion, and cash in all amount equal to all


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Cumulated Series B Dividends on each share of Series B Preferred Stock so converted, provided there are funds legally available as proscribed by statute, and, in the event of a partial conversion, a certificate representing the balance, if any, of the shares of Series B Convertible Preferred Stock converted by the surrendered certificate or certificates but not converted to Common Stock. To the extent the Corporation shall not have funds legally available to pay all such Cumulated Series B Dividends, the Corporation's obligation to make such payment shall be deferred until the first date on which the Corporation shall have funds legally available for all or a portion of such payment, which shall then be made in whole or in part, as the case may be, until such Cumulated Series B Dividends shall have been paid in full.

      (C) In the event that shares of Series B Convertible Preferred Stock are surrendered for conversion on any date during the period from the close of business on a record date fixed for determining the Series B Holders entitled to receive dividends to the opening of business on the corresponding Series B Dividend Payment Date, the Series B Holder must also deliver to the Corporation an amount equal to the dividend payable with respect to such shares of Series B Convertible Preferred Stock on such Series B Dividend Payment Date and shall continue to be entitled to receive such dividend on such Series B Dividend Payment Date. In the event that the date on which the shares are converted is the Series B Dividend Payment Date, such Series B Holder will be entitled to receive the dividend payable with respect to such Series B Convertible Preferred Stock and shall not be required to include any payment in the amount of the dividend payable with respect to such converted shares of Series B Convertible Preferred Stock.

      (D) If, prior to the date on which all shares of Series B Convertible Preferred Stock are converted, the Corporation shall (l) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (2) subdivide its outstanding Common Stock, (3) combine its outstanding Common Stock into a smaller number of shares of Common Stock or (4) issue by reclassification of its Common Stock other securities of the Corporation, the Conversion Price in effect on the opening of business on the record date for determining stockholders entitled to participating in such transaction shall thereupon be adjusted, or, if necessary, the right to convert shall be amended, such that the number of shares of Common Stock receivable upon conversion of the shares of Series B Convertible Preferred Stock immediately prior thereto shall be adjusted so that the Series B Holder shall be entitled to receive, upon the conversion of such shares of Series B Convertible Preferred Stock, the kind and number of shares of Common Stock or other securities of the Corporation which it would have owned or would have been entitled to receive after the happening of any of the events described above had the series A Convertible Preferred


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Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subparagraph 5(ii)(D) shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event. Except as provided in this subparagraph 5(ii)(D), no adjustment with respect to any ordinary dividends (made out of current earnings) on shares of Common Stock shall be made.

      (E) Except in respect of transactions described in subparagraph 5(ii)(D) above and except in respect of "Excluded Rights" as described and defined in subparagraph 5(ii)(L) below, if prior to the date on which all shares of Series B Convertible Preferred Stock are converted, the Corporation shall sell or issue Common Stock or rights, options, warrants or convertible securities (or rights, options or warrants to purchase convertible securities), other than Excluded Rights, containing the right to subscribe for or purchase shares of Common Stock (collectively, "Rights"), and the sale or issuance price per share of Common Stock (or in the case of Rights, the sum of the consideration paid or payable for any such Right entitling the holder hereof to acquire one share of Common Stock and shall conversion of any such Right to acquire one share of Common Stock) is less than $4.16, the Conversion Price shall there upon be adjusted such that the number of shares of Common Stock receivable upon conversion of the Series B Convertible Preferred Stock shall be that number determined by multiplying (1) the number of shares of Common Stock receivable upon conversion of the shares of Series B Convertible Preferred Stock immediately prior to such issuance or sale by (2) a fraction (not to be less than one) with a numerator equal to the product of the number of shares of Common Stock outstanding after giving effect to such sale or issuance (and assuming, in the case of Rights that such Rights had been fully exercised or converted, as the case may be) and $4.16 and a denominator equal to the sum of (x) the product of the number of shares of Common Stock outstanding immediately before the date of issuance or sale or the record ate, as the case may be, multiplied by $4.16 and (y) the aggregate consideration received or deemed to be received by the Corporation for the shares of Common Stock to be so issued or sold or to be purchased or subscribed for upon exercise of such Rights. For the purpose of such adjustments, the Common Stock which the holders of any such Rights shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such issuance or sale or the record date, as the case may be.

      (F) Except in respect of transactions described in subparagraph 5(ii)(D) above, if, prior to the date on which all shares of Series B Convertible Preferred Stock are converted the Corporation shall declare, order, pay or make a dividend or other distribution (including without limitation any distribution of


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cash, other or additional stock or other securities or property or options, by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement or otherwise, but excluding dividends described in the last sentence of subparagraph 5(ii)(D) on the Common Stock), then, in each case, the Conversion Price shall thereupon be adjusted such that the number of shares of Common Stock thereafter receivable upon the conversion of shares of Series B Convertible Preferred Stock shall be determined by multiplying (l) the number of shares of Common Stock theretofore receivable upon conversion of the shares of the Series B Convertible Preferred Stock by (2) a fraction, of which the numerator shall be the then Conversion Price on the record date for the determination of stockholders entitled to receive such dividend or other distribution, and of which the denominator shall be such Conversion Price on such date minus the amount of such dividend or distribution applicable to one share of Common Stock. The Board of Directors of the Corporation shall determine the amount of such dividend or distribution allocable to one share of Common Stock and such determination, if reasonable and based upon the Board of Directors' good faith business judgment, shall be binding upon the Series B Holder. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

      (G) Upon the expiration of any Rights if such shall not have been exercised, the Conversion Price, to the extent that shares of Series B Convertible Preferred Stock have not been converted, shall, upon such expiration, be readjusted and shall thereafter be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (l) the fact that the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such Rights and (2) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation (including for purposes hereof, any underwriting discounts or selling Commissions paid by the Corporation) for the issuance, sale or grant of all such Rights, whether or not exercised; provided, however, that no such readjustment shall have the effect of increasing the Conversion Price by a proportion (relative to the Conversion price in effect immediately prior to such readjustment) in excess of the inverse of the aggregate proportional adjustment thereof made in respect of the issue, sale, grant or assumption of such Rights.

      If the consideration provided for in any Right or the additional consideration, if any, payable upon the conversion or exchange of any Right shall be reduced, or the rate at which any Right is exercisable or convertible into or exchangeable for shares


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of Common Stock shall be increased, at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, effective concurrently with each such change, the Conversion price then in effect shall first be adjusted to eliminate the effects (if any) of the issuance (or deemed issuance) of such Right on the Conversion Price and then readjusted as if such Right had been issued on the date of such change with the terms in effect after such change, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

      (H) If, prior to the date on which the shares of Series B Convertible Preferred Stock are converted, the Corporation shall (l) reorganize, reclassify or otherwise change the number of outstanding shares of Common Stock, (2) consolidate with or merge with or into another person resulting in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock, (3) sell or otherwise transfer all or substantially all of the assets of the Corporation, then a Series B Holder shall thereafter have the have the right to convert such shares of Series B Convertible Preferred Stock into the kind and amount of stock, securities or assets, if any, such Series B Holder would have been entitled to receive upon such reorganization, reclassification, consolidation, merger, sale or transfer had such Series B Holder converted its shares of Series B Convertible Preferred Stock into Common Stock immediately prior to such transaction, all subject to further adjustments as provided herein.

      (I) Notwithstanding anything to the contrary in this paragraph 5, if the Corporation shall fail to pay dividends on the Series B Convertible Preferred Stock within 30 days of a Series B Dividend Payment Date (whether or not funds are legally available therefor), the Conversion Price shall thereupon be reduced by $.25 but not below the then par value of the shares of Common Stock issuable upon Conversion of the Convertible Preferred Stock.

      (J) For the purposes of this paragraph 5: (x) the consideration for the issue or sale of any additional shares of Common Stock shall, irrespective of the accounting treatment of such consideration, be deemed to be the consideration actually received by the Corporation and (1) insofar as it consists of cash, be computed at the net amount of cash received by the Corporation, plus any expenses paid or incurred by the Corporation and any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale, (2) insofar as it consists of property (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Corporation, and (3) in case additional shares of Common Stock are


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issued or sold together with other stock or securities or other assets of the
Corporation for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (l) and (2) above, allocable to such additional shares of Common Stock, all as determined in good faith by the Board of Directors of the Corporation; (y) additional shares of Common Stock deemed to have been issued pursuant to subparagraph 5(ii)(G), relating to Rights, shall be deemed to have been issued for a consideration per share determined by dividing (1) the total amount, if any, received by the Corporation as consideration for the issue, sale or grant of the Rights in question, less the value of the Rights not actually received by the Corporation as consideration therefor, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the Corporation upon the exercise in or the conversion or exchange of such Rights or, in the case of Rights which are rights, options or warrants for convertible securities, the exercise of such Rights for convertible securities and the conversion or exchange of such convertible securities, in each case computing such consideration as provided in the foregoing clause (x) of this subparagraph 5(ii)(J)(5), by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number to protect against dilution) issuable upon the exercise conversion or exchange of such Rights; and (z) additional shares of Common Stock deemed to have been issued pursuant to subparagraphs 5(ii)(D) and (F), relating to stock dividends, stock splits, etc., shall be deemed to have been issued for no consideration. For the purposes of this paragraph 5, the term "Common Stock" shall mean (i) the class of stock designated as Common Stock in the Restated Certificate of incorporation of the Corporation as may be amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value or from par value to no par value, or from no par value to par value.

      (K) No adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this subparagraph 5(ii)(K)), would require an increase or decrease of at least one and one-half percent (1 1/2%) in the Conversion Rate; provided, however, that any adjustments which by reason of this subparagraph 5(ii)(K) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph 5(ii)(K) shall be made to the nearest cent.



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      (L) Notwithstanding anything to the contrary in this paragraph 5, no adjustments shall be made (1) upon conversion of the Series A Convertible Preferred Stock, (2) upon conversion of the Series B Convertible Preferred Stock, (3) upon exercise of options granted or to be granted (the "Stock Options") under the Corporation's Restated 1991 Combination Stock Option Plan as now or hereafter adopted or amended from time to time to purchase up to an aggregate of 2,000,000 shares of Common Stock, (4) in connection with the issuance of up to approximately 555,000 shares of Common Stock to National Westminster Bank Plc, New York Branch, as a financial advisor to CareMatrix under a Merger Agreement dated as of July 3, 1996 and (5) upon the exercise of warrants outstanding on the date hereof (including warrants to purchase an aggregate of 400,000 shares of Common Stock issued to the Series B Holder on or about the date hereof) (together with the Stock Options, the "Excluded Rights") to purchase up to 732,201 shares of Common Stock at a weighted average exercise price of $4.74 per share (subject to anti-dilution adjustments in accordance with the terms of such warrants as in effect on the date hereof).

      (M) Whenever the Conversion Price is adjusted pursuant to any of the foregoing provisions of this paragraph 5, the Corporation shall forthwith prepare a written statement signed by the president or any vice president and the treasurer or any assistant treasurer or the secretary or any assistant secretary of the Corporation, setting forth the adjusted Conversion Rate determined as provided in this paragraph 5, and in reasonable detail the facts requiring such adjustment. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of (a) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the Conversion Price for the Series B Convertible Preferred Stock as then in effect, (c) the number of additional shares of Common Stock, and (d) the type and amount if any, of other property which at the time would be received upon conversion of the Series B Convertible Preferred Stock. Such statement shall be filed among the permanent records of the Corporation and a copy thereof shall be furnished to any Series B Holder requesting the same, in writing, and at all reasonable times during business hours be open to inspection by the Series B Holders. Within 1O days of the event requiring an adjustment to the Conversion Price, the Corporation shall also cause a notice, at its expense, stating that such an adjustment has been made and setting forth the adjusted conversion rate, to be mailed, first-class, postage prepaid, to all then Series B Holders of record at their addresses as the same appear on the stock records of the Corporation.

       (N) If a Series B Holder has delivered notice to the Corporation of his desire to convert all or a portion of his shares Of Series B Convertible Preferred Stock, and certificates, duly endorsed for conversion in respect of such shares and cash, if any, required by subparagraph 5(ii)(C) hereof, then all shares of Series B Convertible Preferred Stock so tendered to the Corporation shall be deemed to be no longer outstanding and, notwithstanding the failure of the Corporation to issue the Common Stock, such Series B Holder shall be deemed, for all purposes, to be a holder of the number of shares of Common Stock into which the shares of Series B Convertible Preferred Stock such Series B Holder is entitled to receive pursuant to the terms of this paragraph 5 in each case as of the close of business on the date on which such conversion notice is delivered. In the event such Series B Holder has delivered notice to the Corporation of his desire to convert all or a portion of his shares of Series B Convertible Preferred Stock, such Series B Holder shall retain the right to receive all Cumulated Series B Dividends payable on the shares so converted, as provided in this paragraph 5, notwithstanding any such conversion.

      (O) The Corporation shall not, by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this paragraph 5. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all the then outstanding shares of Series B Convertible Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation to validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series B Convertible Preferred Stock. The Corporation shall obtain prior to or concurrently with the first issuance of the Series B Convertible Preferred Stock, and shall use its best efforts to maintain for as long as any shares of Series B Convertible Preferred Stock shall be outstanding, the authorization for the listing of shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock on the NASDAQ National Market System or Small Cap Market, as applicable. The Corporation shall pay any and all transfer, stamp and other like taxes that may be payable in resPect of the issuance or delivery of shares of Common Stock on conversion of the Series B Convertible Preferred Stock.

      (P) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the some as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each record holder of Series B Convertible Preferred Stock, or their designated nominee, at least 20 days prior to the date the record is to be taken, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution. The Corporation shall also Provide notice to other holders (other than record holders) upon receipt by the Corporation of a written request therefor and which shall include a statement of such holder's beneficial interest in the Corporation's Series B Convertible Preferred Stock.

      6. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the amount that shall be paid to a Series B Holder of each share of Series B Convertible Preferred Stock shall be $14,000.00 and an additional sum equal to all Cumulated Series B Dividends on a share of Series B Convertible Preferred Stock, subject to appropriate adjustment to reflect any stock split, stock dividend, combination, recapitalization or reorganization (hereinafter called the "Liquidation Price"), and no more. Upon any liquidation, dissolution or winding up of the Corporation, the Series B Holders will be entitled to be paid after payment or provisions for payment of the debts and other liabilities of the Corporation and after payment or provision for payment is made upon any Senior Securities. but before any Distribution or payment is made upon any Junior Securities an amount in cash equal to the aggregate Liquidation Price of all shares outstanding, and the Series B Holders will not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the Series B Holders and the holders of Parity Securities (the "Parity Holders") are insufficient to permit payment to such Series B Holders and the Parity Holders of the aggregate amount which they are entitled to be paid, then the available assets to be distributed will be distributed ratably among such Series B Holders and Parity Holders based upon the aggregate Liquidation Price of the Series B Convertible Preferred Stock and the aggregate liquidation preference of any Parity Securities hold by each such Series B Holder and Parity Holder, respectively. The Corporation will mail written notice of such liquidation, dissolution or winding up not less than 60 days prior to the payment date stated therein, to each Series B Holder of record.

      A consolidation or merger of the Corporation with or into any other corporation or entity (whether or not the Corporation is the surviving entity if, after the merger or consolidation, more than 50% of the stock of the Corporation is owned by persons who were not stockholders of the Corporation prior to the merger or consolidation), or a sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 6.

      7.    Redemption.

      (i) Time of Redemption. The Corporation may, at its option, redeem the Series B Convertible Preferred Stock, in whole and not in part, out of funds legally available therefor, by action of the Board of Directors, at any time on or after December 1, 1996 at a redemption price of $14,000.00 per share, plus all Cumulated Series B Dividends on a share of Series B Convertible Preferred Stock, upon notice and in the manner set forth in, and subject to the conditions of, this paragraph 7; provided, the current market price of the Common Stock (the closing sale price is reported by the NASDAQ National Market System or Small Cap Market, as applicable, or it not traded thereon, the high bid price as reported by NASDAQ or, if not quoted thereon, the high bid price in the National Quotation Bureau sheet listing for the Common Stock) equals or exceeds 150% of the Conversion Price then in effect for 20 consecutive trading days ending no more than 10 days prior to the date of notice of redemption.

      (ii) Priority of Redemption. None of the shares of any class or series of Parity Securities shall be redeemed, repurchased or otherwise acquired unless full Cumulated Series B Dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Series B Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full Cumulated Series B Dividends. None of the shares of Series B Convertible Preferred Stock shall be redeemed, repurchased or otherwise acquired unless full cumulative dividends have been, or contemporaneously are paid or declared and set apart for payment on the Parity Securities, for all dividend periods terminating on or prior to the Redemption Date of the Series B Convertible Preferred Stock.

      (iii) Procedures for Redemption. The Series B Convertible Preferred Stock shall be redeemed pursuant to Subparagraph 7(i) above in the following manner:

      (A) Shares of Series B Convertible Preferred Stock redeemed, purchase or otherwise acquired by the Corporation shall be retired and canceled and shall no longer be available for issuance.

      (B) In the event of a redemption of shares of Series B Convertible Preferred Stock pursuant to subparagraph 7(i), notice of redemption of all shares of Series B Convertible Preferred Stock shall be given by the Corporation not less than 30 nor more then 60 days prior to the Business Day designated in such notice (the

"Redemption Date"), by mail postage prepaid to Series B Holders at their respective addresses than appearing on the records of the Corporation and shall also be published, on or about the date of such mailing, in the National Edition of the Wall Street Journal. Such notice of redemption shall specify the Redemption Date and the redemption price plus the Cumulated Series B Dividends on a share of Series B Convertible Preferred Stock, if any (the "Redemption Price"), and the place or places of payment. The conversion rights of the Series B Holders shall continue until the Redemption Date (provided no default by the Corporation in the payment of the Redemption Price shall have occurred and be continuing, and in the event of any such default the Series B Holders' conversion rights shall continue until such shares are actually redeemed or converted) and such notice shall state the then effective Conversion Price and that the right of Series B Holders to exercise their conversion rights shall terminate at the close of business on the Redemption Date (provided no default by the Corporation in the payment of the Redemption Price shall have occurred and be continuing). On or before the Redemption Date, each Series B Holder shall surrender to the Corporation or its designated agent, at such place as it may designate in the redemption notice, certificates, duly endorsed for transfer, evidencing the number of shares of Series B Convertible Preferred Stock held by such Series B Holder. Upon such surrender, the Series B Holder shall be entitled to receive payment of the Redemption Price without interest.

      (C) If on the Redemption Date (1) notice of redemption has been mailed or delivered as provided herein, (2) the Corporation has deposited with an independent payment agent funds necessary to pay the amount due for all shares of Series B Convertible Preferred Stock subject to such redemption, and (3) all such funds are available for the sole purpose of paying such amount, then, unless the Corporation defaults on the payment of the Redemption Price, all shares of Series B Convertible Preferred Stock subject to redemption shall, whether or not the certificates for such shares have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose and all rights with respect to such shares shall cease, except the right of the Series B Holder to receive the Redemption Price, without interest; provided, however, that the Corporation shall not have to so redeem any shares of Series B Convertible Preferred Stock which have been converted to Common Stock prior to the date of such redemption. If the Corporation shall not have funds legally available for redemption of shares to be redeemed pursuant to subparagraph 7(i) on the Redemption Date, the notice of redemption shall be null and void and at such time as the Corporation shall have funds legally available for redemption of such shares and shall determine to redeem the Series B Convertible Preferred Stock on the terms and conditions set forth in subparagraph 7(i), a new notice of redemption to Series B Holders shall be required to effect such redemption.

      SECOND: That said determination of the designation and the relative powers, preferences, rights, qualifications, limitations and restrictions thereof, relating to the Series B Convertible Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Restated Certificate of incorporation of the Corporation, as amended, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Michael J. Doyle, its Chairman and Chief Executive Officer, and attested by Kenneth M. Miles, its Assistant Secretary, as of this 30th day of July, 1996.

                                    THE STANDISH CARE COMPANY


                                    By: [Signature of Michael J. Doyle]
                                        ----------------------------------
                                        Michael J. Doyle,
                                         Chairman and Chief Executive
                                         Officer



ATTEST:



By: [Signature of Kenneth M. Miles]
    ----------------------------------
    Kenneth M. Miles,
       Assistant Secretary